Exhibit 99.1

EBAY INC. REPORTS SECOND QUARTER 2008 RESULTS

San Jose, Calif., July 16, 2008 — eBay Inc. (Nasdaq: EBAY) today reported financial results for its second quarter ended June 30, 2008. The ecommerce company posted second quarter revenue of $2.20 billion, up $361 million from the same period last year. Net income on a GAAP basis was $460 million, or $0.35 per diluted share, and non-GAAP net income was $568 million, or $0.43 per diluted share.

“This was a strong quarter and we are very pleased with the performance of the portfolio, particularly with the growth generated by PayPal,” said eBay Inc. President and CEO John Donahoe. “We have made bold moves across the eBay marketplace to accelerate long-term growth. We remain confident in our strategies to improve the customer experience as we manage in an uncertain economic climate.”

eBay continues to benefit from an increasingly diversified portfolio of businesses. While Marketplaces transaction revenue continues to represent a majority of revenue for the company, revenue growth rates were helped by the company’s faster growing businesses such as PayPal, global classifieds, advertising and Skype. The company’s global footprint helped it benefit from strength in other currencies, relative to the U.S. dollar.

GAAP operating margin decreased slightly to 24.8% for the quarter, compared to 24.9% for the same period last year. Non-GAAP operating margin decreased to 31.9% for the quarter, compared to 32.4% for the same period last year. The decrease in operating margins was caused primarily by the company’s faster growing, lower-margin businesses, such as PayPal and Skype.

eBay Inc. generated $738 million of operating cash flow during the second quarter. Free cash flow during the quarter was $617 million.

Quarterly Business Highlights

•	eBay Inc. repurchased approximately 19 million shares of its outstanding common stock at a cost of approximately $566 million. Since the inception of the share buyback program in the third quarter of 2006, the company has repurchased $4.7 billion of its common stock.

•	eBay announced initiatives to enhance the safety and vibrancy of the marketplace including: new rewards and discounts for PowerSellers and expanded protections for customers using PayPal.

•	eBay Motors completed agreements to feature certified pre-owned inventory from Chrysler, GM and Lexus on its showroom hub.

•	The company’s global classifieds businesses averaged 81 million unique visitors per month during the quarter, representing an increase of 121% year-over-year.

•	StubHub announced a deal making it the official online secondary ticket marketplace for Madonna’s 2008 North American Tour. The company reached a milestone with its 15 millionth ticket sold.

•	PayPal signed merchant services deals with Delta Airlines, Blockbuster.com, Arcadia Group (U.K.) and William Hill (U.K.).

•	Skype launched 4.0 in Beta, the largest redesign of the Skype interface since the company’s inception.

•	Skype named former Motorola veteran, Scott Durchslag, to the position of chief operating officer to oversee product strategy and marketing.

Financial Highlights (presented in millions, except per share data and percentages)

	Second Quarter
	2008	2007	Change

Net revenue	$2,196	$1,834	$361	20%
GAAP
Net income	$460	$376	$85	22%
Earnings per share (diluted)	$0.35	$0.27	$0.07	27%
Non-GAAP
Net income	$568	$471	$96	20%
Earnings per share (diluted)	$0.43	$0.34	$0.09	25%

Quarterly Business Unit Discussion

Marketplaces

The Marketplaces business unit, which consists of eBay, Shopping.com, StubHub, Kijiji and other ecommerce sites, had a strong second quarter, generating $1.46 billion in revenue, equating to 13% year-over-year growth. The business unit saw strong growth in advertising, StubHub and classifieds. Revenue from our text and graphical advertising partnerships grew 183% year-over-year. Net revenues generated outside the U.S. were 56% of total Marketplaces net revenues for the quarter. Gross merchandise volume was $15.68 billion for the quarter, an increase of 8% over the second quarter of 2007. Marketplaces continues to focus on customer-facing initiatives designed to make transactions on the eBay platform safer and its various global sites easier to use, while enhancing selection in a uniquely eBay way.

Payments

PayPal had a strong quarter with $602 million in net revenue, an increase of 33% year-over-year. Net total payment volume (TPV) for the quarter was $14.93 billion, an increase of 35% year-over-year. The net revenue and net TPV growth was driven primarily by the continued excellent growth of merchant services globally and increased penetration on eBay internationally. Global active registered accounts increased to 62.6 million, representing 19% year-over-year growth. Globally, PayPal will continue to focus on greater penetration into the Marketplaces business and the acquisition of new merchants.

Communications

Skype continued its robust growth trajectory, reporting $136 million in revenue for the quarter, representing 51% year-over-year growth. Skype added nearly 29 million registered users in the quarter, ending the period with more than 338.2 million registered users around the world. In addition to growing its user base, Skype is focused on product strategies to enhance customer engagement.

Other Selected Financial Results

•	Taxes — The GAAP effective tax rate for the quarter was 19%, compared to 23% for the second quarter of 2007 and 21% for the first quarter of 2008. The non-GAAP effective tax rate for the quarter was 22% compared to 25% for the second quarter of 2007 and 23% for the first quarter of 2008.

•	Cash and cash equivalents — The company’s cash and cash equivalents totaled $3.70 billion at June 30, 2008, compared to $4.22 billion at December 31, 2007.

Business Outlook

•	Full year 2008 — eBay now expects net revenues in the range of $8.800 to $9.050 billion with GAAP earnings per diluted share in the range of $1.37 to $1.42 and non-GAAP earnings per diluted share in the range of $1.72 to $1.77.

•	Third quarter 2008 — eBay expects net revenues in the range of $2.100 to $2.150 billion with GAAP earnings per diluted share in the range of $0.30 to $0.32 and non-GAAP earnings per diluted share in the range of $0.39 to $0.41.

Quarterly Conference Call

eBay will host a conference call to discuss second quarter results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company’s Investor Relations web site at http://investor.ebay.com. In addition, an archive of the webcast will be accessible through the same link.

About eBay Inc.

Founded in 1995, eBay Inc. connects hundreds of millions of people around the world every day, empowering them to explore new opportunities and innovate together. eBay Inc. does this by providing the Internet platforms of choice for global commerce, payments and communications. Since its inception, eBay Inc. has expanded to include some of the strongest brands in the world, including eBay, PayPal, Skype, StubHub, Shopping.com, and others. eBay Inc. is headquartered in San Jose, California.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission, or SEC: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income,” “Reconciliation of GAAP to Non-GAAP Effective Tax Rate,” “Reconciliation of Operating Cash Flows to Free Cash Flow” and “Business Outlook” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to the future performance of eBay and its consolidated subsidiaries that are based on our current expectations, forecasts and assumptions and involve risks and uncertainties. The company’s actual results could differ materially from those predicted and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the company’s need to increasingly achieve growth from its existing users, particularly in its more established markets; the company’s ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company’s need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive and any changes the company may make to its product offerings in response to such risk; the regulatory, intellectual property, competitive and other risks specific to Skype; the competitive, regulatory, credit card association, and other risks specific to PayPal, especially as it continues to expand geographically; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities at reasonable cost; the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; changes in political, business and economic conditions, including conditions that affect consumer confidence or ecommerce growth; fluctuations in foreign exchange rates; the company’s ability to profitably expand its business model to new types of merchandise and sellers; and, the company’s ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions that may be announced and/or completed after the date hereof.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations web site at http://investor.ebay.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford	408-376-7205
Media Relations Contact:	Jose Mallabo	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.businesswire.com
Investor Relations Web site:	http://investor.ebay.com

eBay Inc.

Unaudited Condensed Consolidated Balance Sheet

	December 31,	June 30,
	2007	2008
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$4,221,191	$3,696,028
Short-term investments	676,264	355,336
Accounts receivable, net	480,557	479,089
Funds receivable and customer accounts	1,513,578	1,684,703
Other current assets	230,915	305,231

Total current assets	7,122,505	6,520,387
Long-term investments	138,237	130,353
Property and equipment, net	1,120,452	1,124,527
Goodwill	6,257,153	6,522,767
Intangible assets, net	596,038	554,633
Other assets	131,652	168,958

Total assets	$15,366,037	$15,021,625

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$156,613	$127,844
Funds payable and amounts due to customers	1,513,578	1,684,703
Accrued expenses and other current liabilities	1,151,139	908,001
Deferred revenue and customer advances	166,495	186,483
Income taxes payable	111,754	99,203

Total current liabilities	3,099,579	3,006,234
Deferred and other tax liabilities, net	510,557	590,814
Other liabilities	51,299	52,531

Total liabilities	3,661,435	3,649,579

Total stockholders’ equity	11,704,602	11,372,046

Total liabilities and stockholder’s equity	$15,366,037	$15,021,625

eBay Inc.

Unaudited Condensed Consolidated Statement of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008
	(In thousands, except per share amounts)

Net revenues(2)	$1,834,429	$2,195,661	$3,602,503	$4,387,884
Cost of net revenues(1)	416,789	562,103	810,478	1,087,515

Gross profit	1,417,640	1,633,558	2,792,025	3,300,369

Operating expenses(1):
Sales and marketing	477,768	512,787	921,020	1,039,965
Product development	147,934	186,791	285,532	363,551
General and administrative	283,478	333,695	561,837	688,957
Amortization of acquired intangible assets	51,554	54,918	98,903	109,752

Total operating expenses	960,734	1,088,191	1,867,292	2,202,225

Income from operations(3)	456,906	545,367	924,733	1,098,144
Interest and other income, net	33,967	23,385	63,987	52,995
Interest expense	(2,734)	(619)	(7,276)	(3,485)

Income before income taxes	488,139	568,133	981,444	1,147,654
Provision for income taxes	(112,315)	(107,788)	(228,444)	(227,591)

Net income	$375,824	$460,345	$753,000	$920,063

Net income per share:
Basic	$0.28	$0.35	$0.55	$0.70

Diluted	$0.27	$0.35	$0.55	$0.69

Weighted average shares:
Basic	1,361,046	1,312,007	1,363,986	1,322,854

Diluted	1,378,697	1,325,136	1,381,484	1,334,518

(1)	Includes stock-based compensation as follows:

Cost of net revenues	$9,638	$10,988	$18,411	$21,513
Sales and marketing	23,086	24,560	42,309	48,351
Product development	19,420	24,676	35,377	48,169
General and administrative	27,477	31,625	55,474	61,197

Total stock-based compensation	$79,621	$91,849	$151,571	$179,230

(2)	Net revenues for the three-month period ended June 30, 2008 were positively impacted by foreign currency translation of approximately $121 million compared to the same period of the prior year. Net revenues for the six-month period ended June 30, 2008 were positively impacted by foreign currency translation of approximately $231 million compared to the same period of the prior year. On a sequential period, net revenues for the three-month period ended June 30, 2008 were positively impacted by foreign currency translation of approximately $35 million.

(3)	Operating income for the three-month period ended June 30, 2008 was positively impacted by foreign currency translation of approximately $69 million compared to the same period of the prior year. Operating income for the six-month period ended June 30, 2008 was positively impacted by foreign currency translation of approximately $126 million compared to the same period of the prior year. On a sequential period, operating income for the three-month period ended June 30, 2008 was positively impacted by foreign currency translation of approximately $23 million.

eBay Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008
	(In thousands)

Cash flows from operating activities:
Net income	$375,824	$460,345	$753,000	$920,063
Adjustments:
Provision for doubtful accounts and authorized credits	20,452	24,497	45,247	60,622
Provision for transaction losses	33,832	40,633	69,769	74,566
Depreciation and amortization	146,722	173,359	290,171	339,339
Stock-based compensation expense	79,621	91,849	151,571	179,230
Deferred income taxes	(9,145)	(42,017)	(51,177)	(74,051)
Tax benefit from stock-based compensation	30,014	15,096	53,009	29,895
Excess tax benefit from stock-based compensation	(16,001)	(2,811)	(29,774)	(3,824)
Changes in assets and liabilities, net of acquisition effects:
Accounts receivable	(20,241)	(6,449)	(32,917)	(58,749)
Funds receivable and amounts due to customers	(93,572)	46,195	(118,546)	(171,124)
Other current assets	12,061	(63,841)	(4,764)	(77,307)
Other non-current assets	(35,469)	2,833	(57,833)	15,179
Accounts payable	153	(32,761)	8,560	5,800
Funds payable and amounts due to customers	93,572	(46,195)	118,546	171,124
Accrued expenses and other liabilities	13,078	30,269	(27,425)	4,482
Deferred revenue and customer advances	2,358	2,645	16,534	18,515
Income taxes payable and other tax liabilities	21,326	44,760	35,106	71,109

Net cash provided by operating activities	654,585	738,407	1,219,077	1,504,869

Cash flows from investing activities:
Purchases of property and equipment, net	(121,328)	(121,683)	(206,741)	(256,327)
Purchases of investments	(47,616)	(14,618)	(160,143)	(23,928)
Maturities and sales of investments	232,571	28,690	625,267	32,707
Acquisitions, net of cash acquired	(61,636)	(10,100)	(320,195)	(159,064)
Other	959	(5,742)	2,112	(51,204)

Net cash provided by (used in) investing activities	2,950	(123,453)	(59,700)	(457,816)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	92,286	76,490	184,441	85,371
Repurchases of common stock, net	(343,776)	(562,516)	(674,861)	(1,555,290)
Excess tax benefits from stock-based compensation	16,001	2,811	29,774	3,824
Repayment of line of credit	—	—	—	(200,220)

Net cash used in financing activities	(235,489)	(483,215)	(460,646)	(1,666,315)

Effect of exchange rate changes on cash and cash equivalents	29,294	(893)	56,826	94,099

Net increase (decrease) in cash and cash equivalents	451,340	130,846	755,557	(525,163)
Cash and cash equivalents at beginning of period	2,967,009	3,565,182	2,662,792	4,221,191

Cash and cash equivalents at end of period	$3,418,349	$3,696,028	$3,418,349	$3,696,028

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type

	Three Months Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2007	2007	2007	2008	2008
	(In thousands, except percentages)

Net transaction revenues(1)
Marketplaces	$1,133,288	$1,155,886	$1,280,302	$1,267,633	$1,233,307
Current quarter vs prior quarter	2%	2%	11%	(1)%	(3)%
Current quarter vs prior year quarter	23%	24%	17%	14%	9%
Percent of Marketplaces revenue from international	53%	52%	54%	54%	55%
Payments	432,294	447,952	539,301	559,720	580,287
Current quarter vs prior quarter	3%	4%	20%	4%	4%
Current quarter vs prior year quarter	31%	32%	34%	34%	34%
Percent of Payments revenue from international	42%	43%	44%	43%	44%
Communications	86,387	93,823	110,364	119,791	130,151
Current quarter vs prior quarter	17%	9%	18%	9%	9%
Current quarter vs prior year quarter	99%	91%	80%	62%	51%
Percent of Communications revenue from international	85%	83%	84%	83%	84%

Total net transaction revenues	1,651,969	1,697,661	1,929,967	1,947,144	1,943,745
Current quarter vs prior quarter	3%	3%	14%	1%	(0)%
Current quarter vs prior year quarter	27%	29%	24%	21%	18%
Marketing services and other revenues(1)
Marketplaces	157,266	164,746	222,205	216,684	224,724
Current quarter vs prior quarter	13%	5%	35%	(2)%	4%
Current quarter vs prior year quarter	52%	40%	51%	56%	43%
Percent of Marketplaces revenue from international	49%	48%	49%	58%	61%
Payments	21,873	22,444	23,411	21,859	21,508
Current quarter vs prior quarter	7%	3%	4%	(7)%	(2)%
Current quarter vs prior year quarter	160%	135%	69%	7%	(2)%
Percent of Payments revenue from international	38%	43%	49%	50%	56%
Communications	3,321	4,369	5,023	6,536	5,684
Current quarter vs prior quarter	(27)%	32%	15%	30%	(13)%
Current quarter vs prior year quarter	310%	455%	14%	44%	71%
Percent of Communications revenue from international	69%	62%	70%	67%	66%

Total marketing services and other revenues	182,460	191,559	250,639	245,079	251,916
Current quarter vs prior quarter	11%	5%	31%	(2)%	3%
Current quarter vs prior year quarter	62%	50%	51%	50%	38%

Total net revenues	$1,834,429	$1,889,220	$2,180,606	$2,192,223	$2,195,661

Current quarter vs prior quarter	4%	3%	15%	1%	0%
Current quarter vs prior year quarter	30%	30%	27%	24%	20%

(1)	Beginning with the first quarter of 2008, we reclassified revenue generated primarily from our Marketplaces non-gross merchandise volume based businesses (which includes Shopping.com, Rent.com and our classified websites) from “Net Transaction Revenues” to “Marketing Services and Other Revenues” in order to more closely align our net transaction revenue presentation with our key operating metrics. “Marketing Services and Other Revenues” also includes amounts previously reflected under “Advertising and Other Revenue.” Prior period amounts have been reclassified to conform to the current presentation. Consolidated revenues, as well as total segment revenues, are unchanged.

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Segment

	Three Months Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2007	2007	2007	2008	2008
	(In thousands, except percentages)

Marketplaces	$1,290,552	$1,320,632	$1,502,507	$1,484,317	$1,458,031
Current quarter vs prior quarter	3%	2%	14%	(1)%	(2)%
Current quarter vs prior year quarter	26%	26%	21%	19%	13%
Percent of Marketplaces revenue from international	52%	51%	54%	55%	56%
Payments	454,167	470,396	562,712	581,579	601,795
Current quarter vs prior quarter	3%	4%	20%	3%	3%
Current quarter vs prior year quarter	34%	35%	35%	32%	33%
Percent of Payments revenue from international	42%	43%	44%	43%	44%
Communications	89,710	98,192	115,387	126,327	135,835
Current quarter vs prior quarter	14%	9%	18%	9%	8%
Current quarter vs prior year quarter	103%	96%	76%	61%	51%
Percent of Communications revenue from international	84%	82%	83%	82%	83%

Total net revenues	$1,834,429	$1,889,220	$2,180,606	$2,192,223	$2,195,661

Current quarter vs prior quarter	4%	3%	15%	1%	0%
Current quarter vs prior year quarter	30%	30%	27%	24%	20%

Net Revenues by Geography

	Three Months Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2007	2007	2007	2008	2008
	(In thousands, except percentages)

U.S. net revenues	$895,820	$929,605	$1,032,336	$1,024,272	$1,002,189
Current quarter vs prior quarter	1%	4%	11%	(1)%	(2)%
Current quarter vs prior year quarter	24%	22%	18%	16%	12%
Percent of total	49%	49%	47%	47%	46%
International net revenues	938,609	959,615	1,148,270	1,167,951	1,193,472
Current quarter vs prior quarter	6%	2%	20%	2%	2%
Current quarter vs prior year quarter	37%	40%	35%	32%	27%
Percent of total	51%	51%	53%	53%	54%

Total net revenues	$1,834,429	$1,889,220	$2,180,606	$2,192,223	$2,195,661

Current quarter vs prior quarter	4%	3%	15%	1%	0%
Current quarter vs prior year quarter	30%	30%	27%	24%	20%

eBay Inc.

Unaudited eBay Marketplaces Supplemental Operating Data

	June 30,	September 30,	December 31,	March 31,	June 30,
	2007	2007	2007	2008	2008
	(In millions, except percentages)

Active Users(1)	83.3	83.0	83.2	83.9	84.5
Current quarter vs prior quarter	0%	(0)%	0%	1%	1%
Current quarter vs prior year quarter	7%	4%	2%	1%	1%
Number of New Listings(2)	559.2	555.6	637.2	647.4	666.9
Current quarter vs prior quarter	(5)%	(1)%	15%	2%	3%
Current quarter vs prior year quarter	(6)%	(5)%	4%	10%	19%
Gross Merchandise Volume(3)	$14,464	$14,395	$16,213	$16,036	$15,684
Current quarter vs prior quarter	1%	(0)%	13%	(1)%	(2)%
Current quarter vs prior year quarter	12%	14%	12%	12%	8%
Fixed Price Trading(4) as % of gross merchandise volume	39%	41%	42%	42%	43%
eBay Stores(5) (in thousands)	649	520	532	547	552
Current quarter vs prior quarter	3%	(20)%	2%	3%	1%
Current quarter vs prior year quarter	20%	(9)%	(10)%	(13)%	(15)%
Percent of eBay Stores hosted internationally	57%	46%	46%	46%	45%

Rent.com, Shopping.com and eBay’s classifieds websites are not included in these metrics.

(1)	All users, excluding users of Half.com, StubHub and Internet Auction Co., our Korean subsidiary, who bid on, bought, or listed an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.

(2)	Listings on eBay Marketplaces trading platforms during the quarter, regardless of whether the listing subsequently closed successfully.

(3)	Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.

(4)	Primarily, GMV related to eBay’s “Buy It Now” feature on eBay Marketplaces trading platforms during the quarter.

(5)	Total number of eBay Stores worldwide, hosted on eBay’s Marketplaces trading platforms as of each respective quarter end. Beginning in Q3-07, eBay China stores were excluded.

eBay Inc.

Unaudited Payments Supplemental Operating Data

	June 30,	September 30,	December 31,	March 31,	June 30,
	2007	2007	2007	2008	2008
	(In millions, except percentages)

Active registered accounts(1)	52.8	54.8	57.3	60.2	62.6
Current quarter vs prior quarter	3%	4%	5%	5%	4%
Current quarter vs prior year quarter	16%	16%	16%	17%	19%
Net number of payments(2)	168.0	172.2	203.9	211.0	210.9
Current quarter vs prior quarter	(2)%	3%	18%	3%	(0)%
Current quarter vs prior year quarter	20%	21%	22%	23%	26%
Net total payment volume(3)	$11,080	$11,569	$14,044	$14,417	$14,930
Current quarter vs prior quarter	3%	4%	21%	3%	4%
Current quarter vs prior year quarter	32%	34%	35%	34%	35%
Merchant Services net total payment volume as % of net total payment volume	42%	44%	44%	46%	49%
Transaction rates(4)
Transaction revenue rate	3.90%	3.87%	3.84%	3.88%	3.89%
Transaction processing expense rate	1.18%	1.21%	1.18%	1.18%	1.23%
Transaction loss rate	0.31%	0.27%	0.27%	0.24%	0.27%

(1)	All registered accounts that successfully sent or received at least one payment or payment reversal through the PayPal system within the previous 12-month period.

(2)	Number of payments, net of payment reversals, successfully completed through the PayPal system during the quarter, excluding the payment gateway business.

(3)	Total dollar volume of payments, net of payment reversals, successfully completed through the PayPal system during the quarter, excluding the payment gateway business.

(4)	Transaction rates represent the ratio of PayPal net transaction revenues (including the payment gateway business), PayPal third-party processing expenses, and PayPal fraud and protection program losses relative to net total payment volume.

eBay Inc.

Unaudited Communications Supplemental Operating Data

	June 30,	September 30,	December 31,	March 31,	June 30,
	2007	2007	2007	2008	2008
	(In millions, except percentages)

Registered users(1)	219.6	245.7	276.3	309.3	338.2
Current quarter vs prior quarter	12%	12%	12%	12%	9%
Current quarter vs prior year quarter	94%	81%	61%	58%	54%

(1)	Cumulative number of unique user accounts, which includes users who may have registered via non-Skype based websites. Users may register more than once, and as a result, may have more than one account.

eBay Inc.

Business Outlook
(In Millions, Except Per Share Amounts And Percentages)

The guidance figures provided below and elsewhere in this press release are forward-looking statements and are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date of this earnings release, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from the information below. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations web site at http://investor.ebay.com or the SEC’s web site at www.sec.gov.

Three Months Ending September 30, 2008
	GAAP	Non-GAAP(a)

Net revenues	$2,100 - $2,150	$2,100 - $2,150
Diluted EPS	$0.30 - $ 0.32	$0.39 - $0.41

Year Ending December 31, 2008
	GAAP	Non-GAAP(a)

Net revenues	$8,800 - $9,050	$8,800 - $9,050
Operating margin	~25%	~32%
Diluted EPS	$1.37 - $1.42	$1.72 - $1.77
Effective tax rate	21.0% - 22.0%	22.0% - 23.0%

(a)	Estimated non-GAAP amounts and percentages above reflect estimated quarterly adjustments that exclude the amortization of acquired intangible assets and developed technology of approximately $60-$65 million per quarter and stock-based compensation expense and employer payroll taxes on stock-based compensation of approximately $90-$100 million per quarter. See further discussion regarding non-GAAP measures of financial performance on the following pages.

eBay Inc.

Non-GAAP Measures of Financial Performance

To supplement the company’s consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay’s results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included on page 13, 15 and 16 of this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, and net purchases of property and equipment that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.

For its internal budgeting process, and as discussed further below, eBay’s management uses financial statements that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay’s management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.

eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:

Stock-based compensation expense.  This expense consists of expenses for stock options, restricted stock and employee stock purchases under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that eBay does not believe are reflective of ongoing operating results.

Employer payroll taxes on stock-based compensation.  This amount is dependent on eBay’s stock price and the timing and size of exercise by employees of their stock options and restricted stock, over which management has limited to no control, and as such does not correlate to eBay’s operation of the business.

Amortization or impairment of acquired intangible assets and impairment of goodwill.  eBay incurs amortization or impairments of acquired intangible assets in connection with acquisitions. eBay excludes these items because they arise from eBay’s prior acquisitions and have no direct correlation to the current operating results of eBay’s business.

Income taxes associated with certain non-GAAP entries.  This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the company’s cash balance for the period.

eBay Inc.

Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended
	June 30,	June 30,
	2007	2008
	(In thousands, except percentages)

GAAP operating income	$456,906	$545,367
Stock-based compensation expense	79,621	91,849
Employer payroll taxes on stock-based compensation	1,291	1,746
Amortization of acquired intangible assets within cost of net revenues	5,292	6,607
Amortization of acquired intangible assets within operating expenses	51,554	54,918

Non-GAAP operating income	$594,664	$700,487

Non-GAAP operating margin	32.4%	31.9%

Reconciliation of GAAP Net Income to Non-GAAP Net Income

	Three Months Ended
	June 30,	June 30,
	2007	2008
	(In thousands, except per
	share amounts)

GAAP net income	$375,824	$460,345
Stock-based compensation expense	79,621	91,849
Employer payroll taxes on stock-based compensation	1,291	1,746
Amortization of acquired intangible assets within cost of net revenues	5,292	6,607
Amortization of acquired intangible assets within operating expenses	51,554	54,918
Income taxes associated with certain non-GAAP entries	(42,532)	(47,928)

Non-GAAP net income	$471,050	$567,537

Diluted net income per share:
GAAP	$0.27	$0.35

Non-GAAP	$0.34	$0.43

Shares used in GAAP and non-GAAP diluted net income per-share calculation	1,378,697	1,325,136

eBay Inc.

Reconciliation of GAAP to Non-GAAP Effective Tax Rate

	Three Months Ended
	June 30,	March 31,	June 30,
	2007	2008	2008
	(In thousands, except percentages)

GAAP provision for income taxes(a)	$112,315	$119,803	$107,788
Income taxes associated with certain non-GAAP entries	42,532	46,788	47,928

Non-GAAP provision for income taxes(b)	$154,847	$166,591	$155,716

GAAP income before income taxes(c)	$488,139	$579,521	$568,133
Stock-based compensation expense	79,621	87,381	91,849
Employer payroll taxes on stock-based compensation	1,291	307	1,746
Amortization of acquired intangible assets within cost of net revenues	5,292	6,065	6,607
Amortization of acquired intangible assets within operating expenses	51,554	54,834	54,918

Non-GAAP income before income taxes(d)	$625,897	$728,108	$723,253

GAAP effective tax rate(a/c)	23%	21%	19%

Non-GAAP effective tax rate(b/d)	25%	23%	22%

Reconciliation of Operating Cash Flows to Free Cash Flow

	Three Months Ended
	June 30,	June 30,
	2007	2008
	(In thousands)

Net cash provided by operating activities	$654,585	$738,407
Less: Purchases of property and equipment, net	(121,328)	(121,683)

Free cash flow	$533,257	$616,724